Exhibit 99.1

FOR IMMEDIATE RELEASE

Avinger Announces Closing of $11.5 Million Underwritten Public Offering and Full Exercise of Over-Allotment Option

Redwood City, California, November 1, 2018 – Avinger, Inc. (NASDAQ: AVGR), a commercial-stage medical device company that designs and develops the first-ever image-guided, catheter-based system that diagnoses and treats patients with peripheral artery disease (PAD), today announced the closing of its previously announced underwritten public offering on November 1, 2018, with total gross proceeds of approximately $11.5 million, prior to deducting underwriting discounts and commissions and offering expenses payable by Avinger.

The offering is comprised of 3,535,000 Class A Units, priced at a public offering price of $0.40 per unit, with each unit consisting of one share of common stock and a five-year warrant to purchase one share of common stock at an exercise price of $0.40 per share, and 8,586 Class B Units, priced at a public offering price of $1,000 per unit, with each unit consisting of one share of Series C convertible preferred stock, having a conversion price of $0.40, and a five-year warrant to purchase 2,500 shares of common stock with an exercise price of $0.40 per share. The convertible preferred stock issued in this transaction includes a beneficial ownership limitation on conversion, but has no dividend rights (except to the extent that dividends are also paid on the common stock), liquidation preference or other preferences over common stock, and has no voting rights. The conversion price of the Series C convertible preferred stock in the offering as well as the exercise price of the warrants are fixed and do not contain any variable pricing features or any price-based anti-dilutive features. The securities comprising the units are immediately separable and will be issued separately.

In connection with this offering, the underwriter exercised its over-allotment option in full and purchased an additional 3,750,000 shares of common stock and 3,750,000 warrants.

The company intends to use the net proceeds from this offering for working capital and general corporate purposes.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS), acted as sole book-running manager in connection with the public offering.

The securities were offered pursuant to a registration statement on Form S-1 (File No. 333-227689), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on October 29, 2018.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A final prospectus relating to this offering has been filed by Avinger with the SEC. Copies of the final prospectus can be obtained at the SEC’s website at www.sec.gov or from Ladenburg Thalmann & Co. Inc., Attn: Prospectus Department, 277 Park Avenue, 26th Floor, New York, New York 10172, by calling (212) 409-2000.

About Avinger, Inc.

Avinger is a commercial-stage medical device company that designs and develops the first-ever image-guided, catheter-based system that diagnoses and treats patients with peripheral artery disease (PAD). PAD is estimated to affect over 12 million people in the U.S. and over 200 million worldwide. Avinger is dedicated to radically changing the way vascular disease is treated through its Lumivascular platform, which currently consists of the Lightbox imaging console, the Ocelot family of chronic total occlusion (CTO) catheters, and the Pantheris® family of atherectomy devices. Avinger is based in Redwood City, California. For more information, please visit www.avinger.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the use of proceeds from the offering. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include our dependency on a limited number of products; our ability to demonstrate the benefits of our Lumivascular platform; the resource requirements related to Pantheris; the outcome of clinical trial results; potential exposure to third-party product liability, intellectual property and other litigation; lack of long-term data demonstrating the safety and efficacy of our Lumivascular platform products; experiences of high-volume users of our products may lead to better patient outcomes than those of physicians that are less proficient; reliance on third-party vendors; dependency on physician adoption; reliance on key personnel; and requirements to obtain regulatory approval to commercialize our products; as well as the other risks described in the section entitled “Risk Factors” and elsewhere in our quarterly Form 10-Q filing made with the Securities and Exchange Commission on August 13, 2018. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Avinger disclaims any obligation to update these forward-looking statements.

Public Relations Contact

Phil Preuss

VP of Marketing & Business Operations

Avinger, Inc.

(650) 241-7900

pr@avinger.com

Investor Contact

Mark Weinswig

Chief Financial Officer

Avinger, Inc.

(650) 241-7903

ir@avinger.com

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